Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2017 Financial Results

IRVINE, California — June 1, 2017—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth quarter and fiscal year ended April 1, 2017.

For the fourth quarter ended April 1, 2017:

•                  Net sales increased 9.1% to $163.0 million;

•                  Consolidated same store sales declined 0.9%;

•                  GAAP net income was $2.6 million, or $0.10 per diluted share, compared to $1.0 million, or $0.04 per diluted share in the prior-year period.  Adjusted net income was $3.3 million, or $0.12 per diluted share, compared to adjusted net income of $2.5 million, or $0.09 per diluted share in the prior-year period;

•                  Two new stores were opened.

For the fiscal year ended April 1, 2017:

•                  Net sales increased 10.7% to $629.8 million;

•                  Consolidated same store sales increased 0.3%;

•                  GAAP net income was $14.2 million, or $0.53 per diluted share, compared to $9.9 million, or $0.37 per diluted share in the prior-year period. Adjusted net income was $14.9 million, or $0.55 per diluted share, compared to adjusted net income of $18.7 million, or $0.69 per diluted share in the prior-year period;

•                  Twelve new stores were opened and one store was closed, bringing the total count at year-end to 219 stores.

Other developments:

•                  Acquired certain assets of Country Outfitter, including the countryoutfitter.com domain name, customer list and social media assets for $1.8 million of cash and assumed liabilities;

•                  Increased the capacity under the revolving credit facility $10 million to $135 million and extended the maturity date for two additional years;

•                  Amended the financial covenant under the term loan facility to increase the maximum net leverage ratio requirements.

Note: Adjusted net income is a non-GAAP measure. An explanation of the computation of this measure and a reconciliation to GAAP net income is included below. See also “Non-GAAP Financial Measures.”

Jim Conroy, Chief Executive Officer, commented, “While we reported slightly negative consolidated same store sales for the quarter, we are pleased that comparable sales in our physical stores improved on a sequential basis, and we were able to achieve 30 basis points of improvement in our core merchandise margin. Unfortunately, our fourth quarter earnings per share fell short of our expectations due to lower than expected retail store sales, unanticipated operating expenses, and disruption in sales at sheplers.com arising from the transition of the e-commerce site to a new software platform.  We are continuing to work to improve the site performance and return sheplers.com to positive sales growth.”

Mr. Conroy continued, “Looking ahead, we are excited to announce that we have further strengthened our position as the leading omni-channel western and work wear retailer in the U.S. with the purchase of certain assets of countryoutfitter.com, a large pure-play e-commerce retailer targeting a younger, female country customer. While more difficult than anticipated, we have also completed the transition of sheplers.com to our new e-commerce platform which now includes the newly acquired countryoutfitter.com.  Additionally, we are encouraged that same store sales at our physical stores are improving and are positive fiscal year-to-date partly driven by a recovery in the oil and gas markets.  We remain confident that our industry-leading position, advanced omni-channel capabilities and ongoing merchandising opportunities will allow us to continue to capture market share and drive profitable growth over the long-term.”

Operating Results for the Fourth Quarter Ended April 1, 2017

•                  Net sales increased 9.1% to $163.0 million in the fourth quarter of fiscal year 2017 (14 weeks), from $149.5 million in the fourth quarter of fiscal year 2016 (13 weeks). Net sales increased due primarily to the extra week of sales in the fourth quarter of fiscal year 2017 and contributions from the 12 new stores opened during fiscal year 2017. Sales growth was partially offset by a decrease of 0.9% in consolidated same store sales and the closure of one store in the fourth quarter. Sales at sheplers.com declined in February and March when compared to fiscal year 2016 as a result of disruption from the conversion to a new e-commerce platform, resulting in sales below plan.

•                  Gross profit was $49.3 million, or 30.3% of net sales in the fourth quarter of fiscal year 2017, compared to gross profit of $42.4 million, or 28.4% of net sales, in the prior-year period. Gross profit increased $5.4 million, or 12.4%, from adjusted gross profit of $43.9 million, or 29.4% of net sales, in the prior-year period. Gross profit increased as a result of additional sales in the 14-week fourth quarter in fiscal year 2017, the opening of 12 new stores, and improvement in merchandise margin rate. As a percentage of sales, consolidated gross profit increased primarily due to merchandise margin expansion and occupancy leverage from the 14-week fourth quarter. Adjusted gross profit in the prior-year period excludes acquisition-related integration costs, contract termination costs and the amortization of inventory fair value adjustment. See “Non-GAAP Financial Measures.”

•                  On a GAAP basis, income from operations was $8.1 million in the fourth quarter of fiscal year 2017 compared to $5.6 million in the prior-year period. Adjusted income from operations was $9.2 million in the fourth quarter of fiscal year 2017, an increase of 20.6%, compared to $7.7 million in the prior-year period. In each case, the increase was driven primarily by the extra week of sales in the fourth quarter of fiscal year 2017. Adjusted income from operations was below guidance as a result of disruption in sales at sheplers.com during the quarter. Also contributing to lower income from operations and adjusted income from operations were unanticipated store expenses, repairs and maintenance, and outside services primarily related to transitioning and operating the newly acquired Country Outfitter e-commerce site. In the fourth quarter of fiscal year 2017, adjusted income from operations excludes a store impairment charge of $1.2 million. Adjusted income from operations in fourth quarter of fiscal year 2016 excludes acquisition-related integration costs, loss on disposal of assets and contract termination costs, and the amortization of inventory fair value adjustment. See “Non-GAAP Financial Measures.”

•                  During the fourth quarter, the Company opened two stores and closed one store.

•                  On a GAAP basis, net income was $2.6 million, or $0.10 per diluted share, in the fourth quarter of fiscal year 2017, compared to $1.0 million or $0.04 per diluted share in the prior-year period. Adjusted net income was $3.3 million, or $0.12 per diluted share, in the fourth quarter of fiscal year 2017, compared to $2.5 million, or $0.09 per diluted share, in the prior-year period. See “Non-GAAP Financial Measures.”

A reconciliation of adjusted gross profit, adjusted income from operations, adjusted net income and adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Operating Results for the Fiscal Year Ended April 1, 2017

•                  Net sales for fiscal year 2017 (53 weeks) increased 10.7% to $629.8 million from $569.0 million in fiscal year 2016 (52 weeks). Net sales increased from twelve months of sales contributions from Sheplers (compared to nine months in the prior-year period), additional sales from the 53rd week, the opening of 12 new stores over the last twelve months, and a 0.3% increase in consolidated same store sales.

•                  Gross profit was $189.9 million, or 30.2% of net sales, compared to gross profit of $173.2 million, or 30.4% of net sales, in fiscal year 2016.  Gross profit increased 6.7% compared to adjusted gross profit of $178.0 million, or 31.3% of net sales, in the prior-year period. Gross profit increased from an entire year of Sheplers in fiscal year 2017, additional sales from the 53rd week, and the opening of 12 new stores. The decline in gross profit rate was driven primarily by an increase in store occupancy costs and a decline in merchandise margin rate. The decline in merchandise margin rate resulted from an increase in lower margin e-commerce sales penetration and twelve months of lower margin Sheplers sales compared to nine months in the prior-year period. Adjusted gross profit in fiscal year 2016 excludes acquisition-related integration costs, contract termination costs and the amortization of inventory fair value adjustment. See “Non-GAAP Financial Measures.”

•                  On a GAAP basis, income from operations was $37.8 million, compared to $30.2 million in fiscal year 2016, the increase primarily resulting from the acquisition-related expenses and integration costs in fiscal year 2016 that were not incurred in fiscal year 2017.  Adjusted income from operations was $39.0 million in fiscal year 2017, a decrease of 8.6%, compared to $42.7 million in fiscal year 2016. The decrease in adjusted income from operations compared to the prior year’s adjusted income from operations was driven primarily by an increase in adjusted operating expenses related to twelve months of the Sheplers business compared to nine months in the prior-year period and the increase in adjusted operating expenses related to increased sales. In fiscal year 2017, adjusted income from operations excludes a store impairment charge of $1.2 million. Adjusted income from operations in fiscal year 2016 excludes acquisition-related expenses and integration costs, loss on disposal of assets and contract termination costs, and the amortization of inventory fair value adjustment. See “Non-GAAP Financial Measures.”

•                  The Company opened 12 stores and closed one store, ending the fiscal year with 219 stores in 31 states.

•                  On a GAAP basis, net income was $14.2 million, or $0.53 per diluted share, compared to $9.9 million, or $0.37 per diluted in the prior-year period. Adjusted net income was $14.9 million, or $0.55 per diluted share, in fiscal year 2017, compared to $18.7 million or $0.69 per diluted share in fiscal year 2016.

A reconciliation of adjusted gross profit, adjusted income from operations, adjusted net income and adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Balance Sheet Highlights as of April 1, 2017

•                  Cash: $8.0 million

•                  Inventories: Average inventory per store decreased 5% compared to March 26, 2016

•                  Total net debt: $225.9 million, including $33.3 million outstanding on revolving credit facility

Fiscal Year 2018 Outlook

For the fiscal year ending March 31, 2018 the Company expects:

•                  To open 12 new stores.

•                  Flat to slightly positive consolidated same store sales growth.

•                  Income from operations between $37.8 million and $40.0 million.

•                  Net income of $14.0 million to $15.4 million.

•                  Net income per diluted share of $0.52 to $0.57 based on 27.1 million weighted average diluted shares outstanding. The Company estimates that $0.03 of the $0.55 adjusted net income per diluted share in fiscal year 2017 relates to the 53rd week. Therefore, fiscal year 2018 net income per diluted share will compare to $0.52 adjusted net income per diluted share in fiscal year 2017.

For the fiscal first quarter ending July 1, 2017 the Company expects:

•                  Flat consolidated same store sales.

•                  Break-even earnings per diluted share based on 27.1 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter of fiscal year 2017 is scheduled for today, June 1, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until July 1, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13662996. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 219 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com.  The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer. Sheplers has been part of the western, outdoor, and work lifestyle for over 100 years. Beginning in February 2017, the Company has operated www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted gross profit, adjusted income from operations, adjusted net income and adjusted net income per diluted share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual gross profit, actual income from operations, actual net income and actual earnings per diluted share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted gross profit to gross profit, adjusted income from operations to income from operations, adjusted net income to net income, and adjusted net income per diluted share to net income per diluted share.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media Contact:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4400 ext. 579
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	April 1,	March 26,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$8,035	$7,195
Accounts receivable, net	4,354	4,131
Inventories	189,096	176,335
Prepaid expenses and other current assets	22,818	15,558
Total current assets	224,303	203,219
Property and equipment, net	82,711	76,076
Goodwill	193,095	193,095
Intangible assets, net	64,511	64,861
Other assets	961	2,075
Total assets	$565,581	$539,326
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$33,274	$48,815
Accounts payable	77,482	66,553
Accrued expenses and other current liabilities	35,983	35,896
Current portion of notes payable, net	1,062	1,035
Total current liabilities	147,801	152,299
Deferred taxes	20,961	12,255
Long-term portion of notes payable, net	191,517	192,579
Capital lease obligation	7,825	8,272
Other liabilities	17,568	12,431
Total liabilities	385,672	377,836

Stockholders’ equity:
Common stock, $0.0001 par value; April 1, 2017 - 100,000 shares authorized, 26,575 shares issued; March 26, 2016 - 100,000 shares authorized, 26,354 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	142,184	137,893
Retained earnings	37,791	23,594
Less: Common stock held in treasury, at cost, 14 and 4 shares at April 1, 2017 and March 26, 2016, respectively	(69)	—
Total stockholders’ equity	179,909	161,490
Total liabilities and stockholders’ equity	$565,581	$539,326

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	April 1, 2017	March 26, 2016	April 1, 2017	March 26, 2016

Net sales	$163,003	$149,466	$629,816	$569,020
Cost of goods sold	113,675	107,141	439,930	396,317
Amortization of inventory fair value adjustment	—	(47)	—	(500)
Total cost of goods sold	113,675	107,094	439,930	395,817
Gross profit	49,328	42,372	189,886	173,203
Operating expenses:
Selling, general and administrative expenses	41,265	36,755	152,068	142,078
Acquisition-related expenses	—	—	—	891
Total operating expenses	41,265	36,755	152,068	142,969
Income from operations	8,063	5,617	37,818	30,234
Interest expense, net	3,851	3,576	14,699	12,923
Income before income taxes	4,212	2,041	23,119	17,311
Income tax expense	1,624	1,029	8,922	7,443
Net income	$2,588	$1,012	$14,197	$9,868

Earnings per share:
Basic shares	$0.10	$0.04	$0.54	$0.38
Diluted shares	$0.10	$0.04	$0.53	$0.37
Weighted average shares outstanding:
Basic shares	26,535	26,329	26,459	26,170
Diluted shares	27,068	26,630	26,939	26,955

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Year Ended
	April 1,	March 26,	March 28,
	2017	2016	2015
Cash flows from operating activities
Net income	$14,197	$9,868	$13,730
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,555	11,480	6,615
Stock-based compensation	3,023	2,881	2,048
Excess tax benefit	—	(3,621)	(681)
Amortization of intangible assets	2,155	2,536	2,592
Amortization and write-off of debt issuance fees and debt discount	1,145	2,274	3,684
Loss on disposal of property and equipment	367	463	134
Store impairment charge	1,164	—	—
Accretion of above market leases	(36)	(72)	(149)
Deferred taxes	6,175	981	1,402
Amortization of inventory fair value adjustment	—	(500)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(223)	1,524	(1,672)
Inventories	(12,761)	(16,087)	(26,610)
Prepaid expenses and other current assets	(3,805)	7,543	(1,667)
Other assets	5	(2,713)	(362)
Accounts payable	10,501	6,835	7,364
Accrued expenses and other current liabilities	(483)	5,068	3,298
Other liabilities	5,172	4,469	1,782
Net cash provided by operating activities	$41,151	$32,929	$11,508
Cash flows from investing activities
Purchases of property and equipment	$(22,293)	$(36,127)	$(14,074)
Acquisition of business or assets, net of cash acquired	(1,305)	(146,541)	—
Net cash used in investing activities	$(23,598)	$(182,668)	$(14,074)
Cash flows from financing activities
Borrowings/(payments) on line of credit - net	$(15,541)	$32,615	$(12,424)
Proceeds from loan borrowings	—	200,938	104,938
Repayments on debt and capital lease obligations	(2,378)	(77,899)	(130,326)
Debt issuance fees	—	(6,487)	(1,361)
Net proceeds from initial public offering	—	—	82,224
Tax withholding payments for net share settlement	(69)	—	—
Excess tax benefits from stock options	—	3,621	681
Proceeds from the exercise of stock options	1,275	2,698	464
Dividends paid	—	—	(41,300)
Net cash (used in)/provided by financing activities	$(16,713)	$155,486	$2,896

Net increase in cash and cash equivalents	840	5,747	330
Cash and cash equivalents, beginning of period	7,195	1,448	1,118
Cash and cash equivalents, end of period	$8,035	$7,195	$1,448

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$4,192	$3,296	$8,297
Cash paid for interest	$13,646	$10,333	$11,167
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,421	$1,992	$1,374
Equipment acquired through capital lease	$—	$38	$36

Boot Barn Holdings, Inc.

Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted gross profit, adjusted income from operations, adjusted net income, and adjusted net income per diluted share, to the most directly comparable GAAP financial measures of gross profit, income from operations, net income, and net income per diluted share.

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	April 1,	March 26,	April 1,	March 26,
	2017	2016	2017	2016
Reconciliation of GAAP gross profit to adjusted gross profit
Gross profit, as reported	$49,328	$42,372	$189,886	$173,203
Amortization of inventory fair value adjustment (a)	—	(47)	—	(500)
Acquisition-related integration costs (b)	—	1,518	—	4,848
Contract termination costs (c)	—	41	—	444
Adjusted gross profit	$49,328	$43,884	$189,886	$177,995

Reconciliation of GAAP income from operations to adjusted income from operations
Income from operations, as reported	$8,063	$5,617	$37,818	$30,234
Amortization of inventory fair value adjustment (a)	—	(47)	—	(500)
Acquisition-related expenses (d)	—	—	—	891
Acquisition-related integration costs (b)	—	1,817	—	10,338
Loss on disposal of assets and contract termination costs (c)	—	267	—	1,374
Store impairment charge (e)	1,164	—	1,164	—
SEC filing costs (f)	—	—	—	317
Adjusted income from operations	$9,227	$7,654	$38,982	$42,654

Reconciliation of GAAP net income to adjusted net income
Net income, as reported	$2,588	$1,012	$14,197	$9,868
Amortization of inventory fair value adjustment (a)	—	(47)	—	(500)
Acquisition-related expenses (d)	—	—	—	891
Acquisition-related integration costs (b)	—	1,817	—	10,338
Loss on disposal of assets and contract termination costs (c)	—	267	—	1,374
Store impairment charge (e)	1,164	—	1,164	—
SEC filing costs (f)	—	—	—	317
Write-off of debt discount (g)	—	—	—	1,355
Provision for income taxes, as reported	1,624	1,029	8,922	7,443
Adjusted provision for income taxes (h)	(2,073)	(1,610)	(9,371)	(12,419)
Adjusted net income	$3,303	$2,468	$14,912	$18,667

Reconciliation of adjusted net income per diluted share to net income per diluted share
Net income per share, diluted:
Net income per share, as reported	$0.10	$0.04	$0.53	$0.37
Adjustments	0.02	0.05	0.02	0.32
Adjusted net income per share, diluted	$0.12	$0.09	$0.55	$0.69

Weighted average diluted shares outstanding, as reported	27,068	26,630	26,939	26,955

(a) Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.

(b) Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers. Includes an adjustment to normalize the gross margin impact of discontinued inventory from Sheplers, which was sold at a discount or written off. The adjustment assumes such inventory was sold at Sheplers’ normalized margin rate.

(c) Represents loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.

(d) Includes direct costs and fees related to the Sheplers acquisition.

(e) Represents the store impairment charge recorded at three stores in order to reduce the carrying amount of the assets to their estimated fair values.

(f) Represents professional fees and expenses incurred in connection with a Form S-1 Registration Statement filed in July 2015 and withdrawn in November 2015.

(g) Represents the write off of debt discounts and debt issuance costs associated with the previously extinguished Wells Fargo Credit Facility.

(h) The provision for income taxes uses an effective tax rate of 38.6% for both the fourteen-week and fifty-three week period ended April 1, 2017, and applies it to the non-GAAP income before taxes.

Boot Barn Holdings, Inc.

Store Count

	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	March 26,	June 25,	September 24,	December 24,	April 1,
	2015	2016	2016	2016	2016	2017
Store Count (BOP)	152	169	208	210	212	219
Opened/Acquired	18	47	2	2	6	2
Relocated (a)	—	—	—	—	1	(1)
Closed Boot Barn Stores	(1)	(2)	—	—	—	(1)
Closed Sheplers Stores	—	(6)	—	—	—	—
Store Count (EOP)	169	208	210	212	219	219

(a)   Represents a store opened during the quarter ended December 24, 2016 that replaces a store located less than a mile away whose lease expired and was closed in January 2017.

Debt Covenant Calculation

EBITDA Reconciliation

	Fourteen Weeks Ended	Thirteen Weeks Ended
	April 1, 2017	December 24, 2016	September 24, 2016	June 25, 2016	March 26, 2016
Boot Barn’s Net income	$2,588	$10,507	$479	$624	$1,012
Income tax expense	1,624	6,719	313	266	1,029
Interest expense, net	3,851	3,637	3,651	3,560	3,576
Depreciation and intangible asset amortization	4,407	4,207	4,017	4,079	4,494
Boot Barn’s EBITDA	$12,470	$25,070	$8,460	$8,529	$10,111

Non-cash stock-based compensation (a)	$763	$754	$750	$756	$737
Non-cash accrual for future award redemptions (b)	(489)	399	133	42	(797)
Acquisition-related integration costs (c)	—	—	—	—	1,817
Amortization of inventory fair value adjustment (d)	—	—	—	—	(47)
Loss/(gain) on disposal of assets and contract termination costs (e)	204	(22)	126	59	267
Store impairment charge (f)	1,164	—	—	—	—
Boot Barn’s Adjusted EBITDA	$14,112	$26,201	$9,469	$9,386	$12,088

Additional adjustments (1)	156	778	891	1,345	959
Consolidated EBITDA per Loan Agreements	$14,268	$26,979	$10,360	$10,731	$13,047

(1) Adjustments to Boot Barn’s Adjusted EBITDA as stipulated in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

(a)   Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.

(b)   Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.

(c)   Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers, which we acquired in June 2015. Includes an adjustment to normalize the gross margin impact of sales of discontinued inventory from Sheplers, which was sold at a discount or written off. The adjustment assumes such inventory was sold at Sheplers’ normalized margin rate.

(d)   Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.

(e)   Represents loss/(gain) on disposal of assets and contract termination costs from store closures and unused office and warehouse space.

(f)   Represents the store impairment charge recorded at three stores in order to reduce the carrying amount of the assets to their estimated fair values.